UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 17, 2025

Lumexa Imaging Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-43010	41-2605845
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4200 Six Forks Road
Suite 1000
Raleigh, North Carolina	27609
(Address of Principal Executive Offices)	(Zip Code)

(919) 763-1100

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	LMRI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 17, 2025, Lumexa Imaging, Inc. and Lumexa Imaging Outpatient, Inc. (collectively, the “Borrowers”), each an indirect wholly-owned subsidiary of Lumexa Imaging Holdings, Inc. (the “Company”), the other Loan Parties party thereto, the Lenders party thereto and Barclays Bank PLC, as administrative agent, an Issuing Bank and the Swing Line Lender, entered into an amendment to their existing Credit Agreement (as so amended, the “Amended Credit Agreement”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Amended Credit Agreement.

The Amended Credit Agreement provides for (i) a secured term loan facility of $825 million (the “Refinancing Term Loan”) and (ii) a secured revolving line of credit of $250 million (the “Amended Revolving Credit Facility” and, together with the Refinancing Term Loan, the “Refinancing Senior Secured Credit Facility”). The Refinancing Term Loan will bear interest at a rate per annum equal to, at the option of the Borrowers, SOFR plus 3.00% or the Prime Rate plus 2.00%, and will mature in December 2032. The Amended Revolving Credit Facility will bear interest at a rate per annum equal to, at the option of the Borrowers, SOFR plus 3.00% or the Prime Rate plus 2.00% (subject to reduction upon the achievement of certain senior secured net leverage ratios), and will mature in December 2030.

The Amended Credit Agreement contains various restrictive covenants that limit the ability of the Company’s subsidiaries to incur additional debt, pay dividends and other distributions, and engage in certain other transactions as specified therein. The Amended Credit Agreement also contains a financial covenant that must be met if outstanding revolving credit exposure exceeds 40% of the aggregate principal amount of the Amended Revolving Credit Facility on the last day of the applicable quarterly reporting period. If the covenant is triggered, the Company’s consolidated net leverage ratio on the last day of the test period shall not exceed 7.50 to 1. Failure to comply with these covenants could constitute an event of default notwithstanding the ability of the Company’s subsidiaries to meet their debt service obligations. The Amended Credit Agreement includes various customary remedies for the Lenders following an event of default. The Amended Credit Agreement is guaranteed by substantially all wholly-owned subsidiaries of the Company and is secured by substantially all of their assets, subject to certain exceptions.

The foregoing description of the Amended Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amended Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment No. 5 to Credit Agreement, dated as of December 17, 2025, among Lumexa Imaging, Inc. and Lumexa Imaging Outpatient, Inc., as borrowers, Lumexa Imaging Intermediate Holdings, Inc. and Lumexa Imaging Outpatient Intermediate Holdings, Inc., as holding entities, the other Loan Parties party thereto, the Lenders party thereto and Barclays Bank PLC, as administrative agent, an Issuing Bank and the Swing Line Lender.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUMEXA IMAGING HOLDINGS, INC.

Date: December 18, 2025	By:	/s/ Caitlin Zulla
Name: Caitlin Zulla
Title: Chief Executive Officer